PROSPECTUS dated April 12, 2024	Pricing Supplement No. 2,678 to
PROSPECTUS SUPPLEMENT dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
Dated June 28, 2024

Rule 424(b)(2)

$250,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered Participation Securities due December 3, 2026 Based on the Performance of Copper

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Participation Securities due December 3, 2026 Based on the Performance of Copper, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the price of copper, which we refer to as the underlying commodity, on the valuation date. If the final commodity price is greater than the initial commodity price, you will receive a return on your investment that represents the upside performance of the underlying commodity. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 15%, the securities will redeem for par. However, if the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 15%, investors will lose 1% for every 1% that the final commodity price has declined beyond the buffer amount of 15%, subject to the minimum payment at maturity of $150 per security. Investors may lose up to 85% of the stated principal amount of the securities. The securities are for investors who seek a copper-based return and who are willing to risk their principal and forgo current income in exchange for the buffer feature that applies to a limited range of performance of the underlying commodity, and the potential of receiving a return based on the performance of the underlying commodity. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive an amount of cash per security based on the final commodity price, which is the closing price of the underlying commodity on the valuation date, as follows:

º	If the final commodity price is greater than the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment.

º	If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 15%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

º	If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 15%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 + [$1,000× (commodity percent change + 15%)]. Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $150 per security.

Please see the graph illustrating the payment at maturity in “Hypothetical Payouts on the Securities at Maturity” on PS-6.

•	The upside payment is $1,000 × commodity percent change.

•	The buffer amount is 15%. As a result of the buffer amount of 15%, the price at or above which the final commodity price must be so that investors do not suffer a loss on their initial investment in the securities is $8,055.025, which is 85% of the initial commodity price.

•	The minimum payment at maturity is $150 per security (15% of the stated principal amount).

•	The commodity price on any trading day will be the official cash offer price per tonne of copper grade A on the relevant exchange for the spot market, stated in U.S. dollars, as published by the relevant exchange on such date.

•	The commodity percent change will be a fraction, the numerator of which will be the final commodity price minus the initial commodity price and the denominator of which will be the initial commodity price.

•	The initial commodity price is 9,476.50, which is the commodity price on June 28, 2024, which is the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•	The final commodity price will equal the commodity price on the valuation date, which is November 30, 2026, subject to postponement due to a non-trading day or certain market disruption events.

•	Investing in the securities is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is $976.40 per security. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61774FEA6. The ISIN for the securities is US61774FEA66.

You should read the more detailed descriptions of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms of the Securities” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$0	$1,000
Total	$250,000	$0	$250,000
(1)	The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $1,000 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Additional Information About the Securities – Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-21.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Participation Securities due December 3, 2026 Based on the Performance of Copper, which we refer to as the securities, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities are for investors who seek a copper-based return and who are willing to risk their principal and forgo current income in exchange for the buffer feature that applies to a limited range of performance of the underlying commodity, and the potential of receiving a return based on the performance of the underlying commodity. Investors may lose up to 85% of the stated principal amount of the securities. All payments on the securities are subject to our credit risk.

Each security costs $1,000	We are offering the Buffered Participation Securities due December 3, 2026 Based on the Performance of Copper, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $976.40.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities provide for a minimum payment at	Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment at maturity of only 15% of your principal. At maturity, you will

maturity of only 15% of your principal; no interest	receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the commodity price on the valuation date, and this amount may be significantly less than the stated principal amount of the securities. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 15%, you will lose an amount equal to 1% of the stated principal amount of your securities for every 1% decline in the underlying commodity beyond the buffer amount. However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $150 per security. You could lose up to 85% of your investment.

Payment at maturity depends on the final commodity price	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the commodity price on the valuation date, determined as follows:

• If the final commodity price is greater than the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + upside payment where,
initial commodity price	=	$9,476.50, which is the commodity price for the underlying commodity on the pricing date

final commodity price	=	The commodity price on November 30, 2026, which we refer to as the valuation date, subject to adjustment for a non-trading day and certain market disruption events.

upside payment	=	$1,000 × commodity percent change

commodity percent change	=	final commodity price – initial commodity price
initial commodity price

• If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 15%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 where,
buffer amount	=	15%. As a result of the buffer amount of 15%, the price at or above which the final commodity price must be so that investors do not suffer a loss on their initial investment in the securities is $8,055.025, which is 85% of the initial commodity price.

• If the final commodity price is less than initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 15%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + [$1,000 × (commodity percent change + 15%)]

Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $150 per security. You could lose up to 85% of your investment.

The commodity price on any trading day for the underlying commodity will equal the official cash offer price per tonne of copper grade A on the relevant exchange for the spot market, stated in U.S. dollars, as published by the relevant exchange on such date.

Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

All payments on the securities are subject to our credit risk.

You can review the historical prices of the underlying commodity for the period from January 1, 2019 through June 28, 2024 in the section of this pricing supplement called “Additional Information About the Securities—Historical Information” starting on PS-20. You cannot predict the future performance of the underlying commodity based upon its historical performance.

Morgan Stanley Capital Group Inc. will be the calculation agent	We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us. The calculation agent will determine the initial commodity price, the final commodity price, whether the final commodity price is less than the initial commodity price and, if so, whether the final commodity price is less than the initial commodity price by an amount greater than the buffer amount of 15%, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co. LLC, a wholly-owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023 and prospectus dated April 12, 2024. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities,

you should read the “Final Terms of the Securities” and “Additional Information About the Securities” sections in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following table and graph illustrate the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying commodity. The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per security to the $1,000 stated principal amount. The hypothetical returns set forth below reflect the buffer amount of 15% and the minimum payment at maturity of $150 per security (a return of -85% on the securities) and assume an initial commodity price of $10,000.00. The actual initial commodity price is set forth on the cover of this pricing supplement. The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to the purchaser of the securities.

Final Commodity Price	Commodity Return	Payment on Securities (per $1,000)	Return on Securities
$15,000.00	50.000%	$1,500.00	50.000%
$14,000.00	40.000%	$1,400.00	40.000%
$12,000.00	20.000%	$1,200.00	20.000%
$11,000.00	10.000%	$1,100.00	10.000%
$10,000.00	0.000%	$1,000.00	0.000%
$9,500.00	-5.000%	$1,000.00	0.000%
$9,000.00	-10.000%	$1,000.00	0.000%
$8,500.00	-15.000%	$1,000.00	0.000%
$8,400.00	-16.000%	$990.00	-1.000%
$8,000.00	-20.000%	$950.00	-5.000%
$6,000.00	-40.000%	$750.00	-25.000%
$4,000.00	-60.000%	$550.00	-45.000%
$2,000.00	-80.000%	$350.00	-65.000%
$0.00	-100.000%	$150.00	-85.000%

•	Upside scenario. If the final commodity price is greater than the initial commodity price, investors will receive at maturity the $1,000 stated principal amount plus a return reflecting 100% of the appreciation of the underlying commodity above the initial commodity price over the term of the securities.

o	If the underlying commodity appreciates 2%, the investor would receive a 2% return, or $1,020.00 per security.

•	Par scenario. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 15%, investors will receive the stated principal amount of $1,000 per security.

•	Downside scenario. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity beyond the buffer amount. The minimum payment at maturity is $150 per security. Accordingly, you could lose up to 85% of your investment in the securities.

o	For example, if the underlying commodity depreciates 80% from the initial commodity price to the final commodity price, investors would lose 65% of their principal and receive only $350 per security at maturity, or 35% of the stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and provide a minimum payment at maturity of only 15% of your principal. Investing in the securities is not equivalent to directly investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. This section describes the most significant risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

Risks Relating to an Investment in the Securities

The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal	The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount of the securities, subject to our credit risk. If the final commodity price is less than 85% of the initial commodity price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the price of the underlying commodity, plus $150 per security. Accordingly, investors may lose up to 85% of the stated principal amount of the securities. See “Hypothetical Payouts on the Securities at Maturity” on PS-6.

The market price of the securities may be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the commodity price on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the commodity price, the securities will trade differently from copper. Other factors that may influence the value of the securities include:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

•	whether or not the price of the underlying commodity has decreased by an amount greater than the buffer amount of 15%;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale has decreased by an amount greater than the buffer amount of 15% or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

The securities are subject to our credit risk, and any	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations

actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable at maturity is not linked to the price of the underlying commodity at any time other than the valuation date	The final commodity price will be based on the commodity price on the valuation date, subject to adjustment for a non-trading day and certain market disruption events. Even if the price of the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity prior to such drop. Although the actual price of the underlying commodity on the stated maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

Investing in the securities is not equivalent to investing in futures contracts or in forward contracts on copper	Investing in the securities is not equivalent to investing in copper or in futures contracts or in forward contracts on copper. By purchasing the securities, you do not purchase any entitlement to copper, or futures contracts or forward contracts on copper. Further, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on copper.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

the original issue price and will adversely affect secondary market prices

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 29-month term of the securities	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MSCG will determine the initial commodity price, the final commodity price, whether the final commodity price is less than the initial commodity price and, if so, whether the final commodity price is less than the initial commodity price by an amount greater than the buffer amount of 15%, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash you will receive at maturity. Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the calculation of the commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see the section of this pricing supplement called “Final Terms of the Securities—Payment at Maturity,” “—Initial Commodity Price,” “—Commodity Price,” “—Commodity Percent Change,” “—Valuation Date,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default” in this document. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in related futures, forwards and/or options contracts on the underlying commodity as well as in other instruments related to the

Securities	underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial commodity price and, as a result, could increase the price at or above which the commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the commodity price on the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity
The return on the securities is linked to a single commodity, and the price of copper may change unpredictably and affect the value of the securities in unforeseeable ways

Investments, such as the securities, linked to the price of a single commodity, such as copper, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

Specific factors affecting the price of copper changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, including war and hostilities, changes in interest and exchange rates, trading activities in commodities and related contracts, technological change and trade, fiscal, monetary and exchange control policies. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe, and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities	The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally	The payment at maturity on the securities is linked exclusively to the price of copper and not to a diverse basket of commodities or a broad-based commodity index. The price of copper may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of copper may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Additional Information About the Securities—Historical Information.”

Legal and regulatory changes could adversely affect the return on and value of your securities

Futures contracts and options on futures contracts, including those related to the copper, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

There are risks relating to the trading of metals on the London Metal Exchange

The official cash price of copper is determined by reference to the per unit U.S. dollar cash and three-month prices of contracts traded on the London Metal Exchange’s venues, which we refer to as the LME. The LME is a principals’ market, which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. On the LME, a contract may be entered into requiring delivery on any day from one day to three months following the date of such contract, weekly for the next three months and for monthly delivery in any of the next 9 to 117 months (depending on the underlying commodity), in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.

If such aberrations occur on the valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, could be adversely affected.

FINAL TERMS OF THE SECURITIES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of the Buffered Participation Securities due December 3, 2026 Based on the Performance of Copper.

Aggregate Principal Amount	$250,000

Issuer	Morgan Stanley Finance LLC

Guarantor	Morgan Stanley

Pricing Date	June 28, 2024

Original Issue Date (Settlement Date)	July 3, 2024 (3 Business Days after the Pricing Date)

Maturity Date	December 3, 2026, subject to postponement as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed. See “––Valuation Date” below.

In the event that the Maturity Date of the Securities is postponed as described above, the Issuer will give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it will appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “DTC”) by telephone or facsimile confirmed by mailing such notice to the DTC by first class mail, postage prepaid. Any notice that is mailed to the holder of the Securities in the manner herein provided will be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer will give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Valuation Date as postponed.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61774FEA6

ISIN	US61774FEA66

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Copper grade A. Bloomberg ticker symbol: LOCADY. The Bloomberg ticker symbol is being provided for reference purposes only. The Commodity Price on any Trading Day will be determined based on the price published by the Relevant Exchange.

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Commodity Price is greater than the Initial Commodity Price, $1,000 plus the Upside Payment,

(ii) if the Final Commodity Price is less than or equal to the Initial Commodity Price but has decreased from the Initial Commodity Price by an amount less than or equal to the Buffer Amount of 15%, the Stated Principal Amount of $1,000, or

(iii) if the Final Commodity Price is less than the Initial Commodity Price and has decreased from the Initial Commodity Price by an amount greater than the Buffer Amount of 15%, $1,000 + [$1,000 × (Commodity Percent Change + 15%)].

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely and to DTC, of the amount of cash to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$1,000 × Commodity Percent Change

Buffer Amount	15%. As a result of the Buffer Amount of 15%, the price at or above which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the Securities is $8,055.025, which is 85% of the Initial Commodity Price.

Minimum Payment at Maturity	$150 per Security (15% of the Stated Principal Amount)

Commodity Percent Change	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Percent Change	=	Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Initial Commodity Price	$9,476.50, which is the Commodity Price on the Pricing Date.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in this pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The Commodity Price on the Valuation Date, as determined by the Calculation Agent.

Commodity Price	The Commodity Price on any Trading Day will be determined by the Calculation Agent and will equal the official cash offer price per tonne of copper grade A on the Relevant Exchange for the spot market, stated in U.S. dollars, as published by the Relevant Exchange on such date.

Reuters, Bloomberg and various other third-party sources may report prices of the Underlying Commodity. If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

Valuation Date	November 30, 2026, provided that if the scheduled Valuation Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date, the Valuation Date will be postponed and the Final Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs. The Final Commodity Price and the Commodity Percent Change will each be determined on the Valuation Date as so postponed; provided that if a Market Disruption Event has occurred on each of the five consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the Final Commodity Price on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Final Commodity Price will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, such Final Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	Relevant Exchange means the London Metal Exchange or, if the London Metal Exchange is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.

Trading Day	Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Final Commodity Price, whether the Final Commodity Price is less than the Initial Commodity Price and, if so, whether the Final Commodity Price is less than the Initial Commodity Price by an amount greater than the Buffer Amount of 15%, the Commodity Percent Change and whether a Market Disruption Event has occurred. See “—Market Disruption Event” below. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity
Reference Price	Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption	Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation
in Case of an Event of Default	In case an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities will be an amount in cash equal to the value of such Securities on the day that is two Business Days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than this amount.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Book Entry Security or
Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Historical Information	The following table sets forth the published high and low prices, as well as end-of-quarter prices, for the Underlying Commodity for each quarter in the period from January 1, 2019 to June 28, 2024. The Commodity Price on June 28, 2024 was $9,476.50. The graph following the table sets forth the daily prices of the Underlying Commodity for the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Commodity Prices of the Underlying Commodity on the Pricing Date and the Valuation Date will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance. We cannot give you any assurance that the Final Commodity Price will decrease by an amount less than or equal to the Buffer Amount so that you will not suffer a loss on your investment in the Securities. The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Copper

High and Low Daily Closing Prices and End-of-Quarter Prices

January 1, 2019 through June 28, 2024

(stated in U.S. dollars)

Copper	High ($)	Low ($)	Period End ($)
2019
First Quarter	6,572.00	5,811.00	6,485.00
Second Quarter	6,509.00	5,756.00	5,972.00
Third Quarter	6,066.00	5,537.00	5,728.00
Fourth Quarter	6,211.00	5,599.00	6,156.00
2020
First Quarter	6,300.50	4,617.50	4,797.00
Second Quarter	6,038.00	4,772.00	6,038.00

Copper	High ($)	Low ($)	Period End ($)
Third Quarter	6,837.00	6,016.50	6,610.00
Fourth Quarter	7,964.00	6,409.50	7,741.50
2021
First Quarter	9,614.50	7,755.50	8,850.50
Second Quarter	10,724.50	8,768.00	9,385.00
Third Quarter	9,781.00	8,775.50	9,041.00
Fourth Quarter	10,652.00	9,091.50	9,692.00
2022
First Quarter	10,730.00	9,565.00	10,337.00
Second Quarter	10,426.00	8,245.00	8,245.00
Third Quarter	8,315.00	7,000.00	7,647.00
Fourth Quarter	8,537.00	7,420.00	8,387.00
2023
First Quarter	9,436.00	8,209.00	8,935.00
Second Quarter	9,082.00	7,910.00	8,210.00
Third Quarter	8,720.50	8,017.00	8,230.50
Fourth Quarter	8,530.00	7,812.50	8,476.00
2024
First Quarter	8,973.00	8,085.50	8,729.00
Second Quarter (through June 28, 2024)	10,857.00	8,920.00	9,476.50

Daily Closing Prices of Copper

January 1, 2019 to June 28, 2024

Use of Proceeds and Hedging	The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the

Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could increase the price at or above which the Commodity Price must be on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Commodity Price, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	MS & Co. expects to sell all of the Securities that it purchases from us to an unaffiliated dealer at a price of $1,000 per Security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Security. MS & Co. will not receive a sales commission with respect to the Securities.

MS & Co. is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Even if the treatment of a Security as a single financial contract that is an "open transaction" is respected, special rules will apply if a Security constitutes, in whole or in part, a “Section 1256 Contract” under Section 1256 of the Code. If a Security were to become listed on (or subject to the rules of) an exchange, board of trade or market, it is possible that the Security may be treated, in whole or in part, as a Section 1256 Contract. In that case, U.S. Holders would be required (i) to mark to market all or a portion of the Security as if it were sold at its fair market value on the last business day of each year it is held, and (ii) to recognize any gain or loss in respect of the portion of the Security that is treated as a Section 1256 Contract as 40% short-term capital gain or loss and 60% long-term capital gain or loss. U.S. Holders should consult their tax advisers regarding the potential application of Section 1256 of the Code to the Securities.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.